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                                                                    Exhibit 4.24

                     LIMITED LIABILITY COMPANY AGREEMENT OF
                               PTA RESOURCES, LLC

                                    ARTICLE I
                            FORMATION AND MEMBERSHIP

     SECTION 1.01. Formation. PTA RESOURCES, LLC (the "COMPANY") has been organized as a limited liability company pursuant to the Delaware Limited Liability Company Act, as amended (the "ACT"). The Act shall govern the rights and liabilities of the parties hereto except as otherwise expressly stated. The Company was formed on _________________, __________.

                                   ARTICLE II
                               OFFICES, NAME, ETC.

     SECTION 2.01. Principal Office. The principal office of the Company shall be 1040 Broad Street, Suite 302, Shrewsbury, New Jersey 07702 or such other place as may be determined from time to time by the Member.

     SECTION 2.02. Name. The business of the Company shall be conducted under the name of "PTA Resources, LLC" or such other name as the Member may determine from time to time.

     SECTION 2.03. Term. The term of the Company commenced on the date its Certificate of Formation was filed with the Secretary of State for the State of Delaware and shall continue until terminated as hereinafter provided.

     SECTION 2.04. Authorized Persons. The actions of Keith R. Phillips, Esq., who executed the Certificate of Formation of the Company as an Authorized Person of the Company, are hereby ratified.

     SECTION 2.05. Resident Agent. The name and address of the Company's resident agent in Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Member may change the Company's registered agent from time to time.

     SECTION 2.06. Business Ventures. The Member may engage independently or with others in other business ventures of every nature and description, and the Company shall not have any rights in and to such independent ventures or the income or profits derived therefrom.

                                   ARTICLE III
                               PURPOSES AND POWERS

     SECTION 3.01. Purpose. The Company shall be a limited liability company organized under the laws of the State of Delaware. Wellman of Mississippi, Inc., a Delaware corporation,

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shall be the initial "Member" of the Company. The Company may engage in any and all lawful acts or activities permitted under the Act.

     SECTION 3.02. Powers. In furtherance of the purposes of the Company as set forth in SECTION 3.01 and in addition to those powers provided in the Act, the Company hereby has the additional power and authority to enter into any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under the Act.

                                   ARTICLE IV
                                     MEMBER

     The Member shall not be liable for the obligations of the Company solely by reason of being a Member. The Member shall not be required to make any additional contributions to the capital of the Company.

                                    ARTICLE V
                                   MANAGEMENT

     The powers of the Company shall be exercised exclusively by or under the exclusive authority of, and the business and affairs of the Company shall be managed under the exclusive direction and control of, the Manager (or Managers). The initial Managers are Keith R. Phillips and Audrey Goodman, who shall serve until their resignation, incapacity or deaths. A Successor Manager or Managers shall be appointed by the Member.

                                   ARTICLE VI
                                  DISTRIBUTIONS

     After providing for the payment of any amounts due on any indebtedness of the Company and providing for a reasonable reserve for the payment of expenses of the Company, any remaining cash and other assets funds of the Company may be distributed to the Member.

                                   ARTICLE VII
                                 INDEMNIFICATION

     The Member shall be indemnified in the manner and to the full extent permitted by the Act. If the Member is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a Member, he shall be indemnified against expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such action, suit or proceeding to the fullest extent permitted. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such Member may be entitled under any agreement,


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or otherwise, and shall continue after such time as he has ceased to be a Member and shall inure to the benefit of his heirs, executors and administrators.

                                  ARTICLE VIII
                  FISCAL YEAR, ACCOUNTING, INSPECTION OF BOOKS

     SECTION 8.01. Fiscal Year and Accounting. Except as otherwise determined by the Member, the fiscal year of the Company shall be the calendar year. The books of the Company shall be kept on such method as the Member shall from time to time determine consistent with generally accepted accounting principles.

     SECTION 8.02. Inspection of Books. The books of the Company shall at all times be available for inspection and audit by the Member at the Company's principal place of business during business hours.

                                   ARTICLE IX
                                   DISSOLUTION

     SECTION 9.01. Events of Dissolution. The Company shall be dissolved at such time as the Member approves, in writing, the termination and dissolution of the Company. Without limiting the foregoing, neither (i) the death, disability or bankruptcy of the Member nor (ii) the transfer of an interest in the Company shall cause the dissolution of the Company. Upon the dissolution of the Company, the business of the Company shall continue to be governed by this Agreement until the winding up of the Company occurs.

     SECTION 9.02. Distribution Upon Dissolution. Upon dissolution, after payment of, or adequate provision for, the debts and obligations of the Company, the remaining assets of the Company (or the proceeds of sales or other dispositions in liquidation of the Company's assets) shall be distributed to the Member. The Company shall terminate when all property has been distributed to the Member.

                                    ARTICLE X
                               GENERAL PROVISIONS

     SECTION 10.01. Modification. This Agreement may be amended or modified by the Member.

     SECTION 10.02. Governing Law; Severability. All questions with respect to the construction of this Agreement shall be determined in accordance with the applicable provisions of the laws of the State of Delaware. If any provision of this Agreement, or the application thereof to any person or circumstances, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but rather shall be enforced to the extent permitted by law.


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     SECTION 10.03. Pronouns. Feminine or neuter pronouns shall be substituted for those of the masculine gender, the plural for the singular and the singular for the plural, in any place in this Agreement where the context may require such substitution.

     SECTION 10.04. Titles. The titles of Articles and Sections are included only for convenience and shall not be construed as a part of this Agreement or in any respect affecting or modifying its provisions.

                            [Signature Page Follows]


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     IN WITNESS WHEREOF, the undersigned Member has caused this agreement to be executed as of the ____ day of February, 2004.

                                        PTA RESOURCES, LLC
                                        By: WELLMAN OF MISSISSIPPI, INC., its
                                            sole Member


                                        By:
                                            ------------------------------------
                                            Keith R. Phillips
                                            Vice President and Treasurer

                                            Wellman of Mississippi, Inc.


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